Exhibit 99.1

Contacts:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX NAMES JOHN A. ORWIN

PRESIDENT AND CHIEF OPERATING OFFICER

PALO ALTO, Calif., April 12, 2010 — Affymax, Inc. (Nasdaq: AFFY) today announced that John A. Orwin, an executive with over 20 years of experience in the biotechnology and pharmaceutical industries, has joined the company as president and chief operating officer.  In this newly created position which will report to Arlene M. Morris, chief executive officer of Affymax, Mr. Orwin will provide broad leadership to the organization, particularly related to the areas of commercial, manufacturing and medical affairs.

“Affymax has reached a critical juncture in its growth and maturity as we prepare for commercialization of Hematide™/peginesatide for the treatment of anemia in chronic renal failure patients,” said Arlene Morris.  “We are thrilled to have John join us and we look forward to tapping into his expertise in building successful business units and commercializing blockbuster products.  His experience will serve us well as we pursue the launch of Hematide and expansion of our pipeline if all goes as planned.”

Prior to joining Affymax, Mr. Orwin was senior vice president, BioOncology Business Unit for Genentech, Inc. where he was responsible for all marketing, sales, business unit operations and pipeline brand management for Genentech’s oncology portfolio in the United States.  This portfolio included products, Avastin, Rituxan Hematology, Herceptin Tarceva and Xeloda, which collectively represented over $7 billion in U.S. sales at the time of his departure.  Prior to Genentech, he served in various executive level positions at Johnson & Johnson also overseeing commercial operations and portfolio expansion efforts.  Before that, he held several senior marketing and sales positions at Alza Pharmaceuticals, Sangstat Medical Corporation, Rhone-Poulenc Rorer Pharmaceuticals and Schering-Plough Corporation.  He serves on the board of directors of NeurogesX Inc.  Mr. Orwin earned a M.B.A. from New York University and a B.A. from Rutgers University.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™ (peginesatide), has been evaluated in Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure.  For additional information, please visit www.affymax.com.